Exhibit 99.N2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Senior Securities” and to the use of our report dated October 18, 2017, with respect to the senior securities table of Investcorp Credit Management BDC, Inc. and Subsidiaries (formerly, CM Finance Inc and Subsidiaries), as of June 30, 2017, incorporated by reference in the Form N-2 Registration Statement and related Prospectus of Investcorp Credit Management BDC, Inc. and Subsidiaries dated October 27, 2021.

/s/ ERNST & YOUNG LLP

New York, NY

October 27, 2021